Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4700

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Rebecca Holt
(650) 628-4909
Rebecca_Holt@conceptus.com

CONCEPTUS REPORTS RECORD NET SALES UP 63%, FILES

UPDATED LABEL CLAIMS WITH FDA

SAN CARLOS, Calif. (April 26, 2005) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today reported financial results for the three months ended March 31, 2005.

Net sales for the first quarter of 2005 were $3.9 million, up 63% compared with net sales of $2.4 million for the first quarter of 2004 and up 7% compared with net sales of $3.6 million for the fourth quarter of 2004.  These results exceeded the Company’s first quarter net sales guidance of $3.5 million to $3.7 million.  The net loss for the first quarter of 2005 was $6.4 million, or $0.25 per share, compared with the net loss for the first quarter of 2004 of $7.1 million, or $0.31 per share, and was comparable to the net loss for the fourth quarter of 2004 of $6.4 million, or $0.25 per share. The net loss for the first quarter of 2005 was less than the Company’s first quarter guidance of $7.0 million to $7.5 million.

The increase in net sales for the first quarter of 2005 is attributable to higher world-wide commercial sales of Essure resulting from increases in utilization and penetration as well as a U.S. price increase implemented during the quarter.  The Company enrolled 168 physicians into the U.S. Essure preceptorship program, bringing the total number of U.S. physicians that perform the Essure procedure to 1,849 as of March 31, 2005.

Gross profit for the first quarter of 2005 was $2.1 million, or 55% of net sales.  This compares favorably with gross profit for the first quarter of 2004 of $0.3 million, or 11% of net sales.  Gross profit margin in the fourth quarter of 2004 was 51%.  The increase in gross profit margin is related to lower product cost associated with the outsourcing of production and to higher sales volume.

Research and development expenses were $1.0 million for the first quarter of 2005, compared with $1.3 million for the first quarter of 2004 and $0.8 million for the fourth quarter of 2004.  The year-over-year decline in R&D expenses reflects decreased product development expenditures.  The sequential-quarter increase is related to changes in accounting for clinical expenditures.

Selling, general and administrative expenses were $7.7 million for the first quarter of 2005, up from $6.1 million for the first quarter of 2004 and consistent with the $7.7 million for the fourth quarter of 2004.  The year-over-year increase was primarily due to higher advertising expenditures related to the company’s direct to consumer campaign, costs associated with Sarbanes-Oxley compliance, as well as increased head count in the company’s field sales force.

Cash, cash equivalents, short-term investments and restricted cash were $24.3 million as of March 31, 2005, compared with $48.2 million as of March 31, 2004 and $32.3 million as of December 31, 2004.   For the first quarter of 2005 the Company’s cash burn was $8.0 million, compared with $6.4 million for the first quarter of 2004 (excluding the impact of the PIPE financing) and $5.0 million for the fourth quarter of 2004.  The increase in cash burn in the first quarter of 2005 is attributable to higher inventory levels and payments of certain non-recurring and seasonal items common in the first quarter.

“Our financial results reflect the excellent progress we made across all areas of our business during the first quarter,” said Mark Sieczkarek, president and chief executive officer of Conceptus.  “We have been successful in our efforts to support our physicians in the implementation of the newly issued CPT code into many private payer systems, increased our field sales force staffing, made further inroads into Kaiser Permanente, and continue a successful regional direct to consumer campaign aimed at creating awareness of Essure.  On the regulatory front, we announced during the first quarter that we filed a Pre-market Approval (PMA) supplement with the U.S. Food and Drug Administration (FDA) for new labeling containing four and five-year effectiveness ratings that are consistent with our three-year effectiveness rating currently on the Essure label.   We believe eventual approval of this supplement will further validate the long-term safety and efficacy of this revolutionary, non-invasive approach to permanent birth control.”

The Company also announced financial guidance for the second quarter of 2005 and reaffirmed the full-year guidance provided on January 13, 2005.  Conceptus expects net sales in the second quarter of 2005 to be $4.1 million to $4.3 million and net sales for the full-year to be $17.0 to $18.0 million.  The net loss for the second quarter of 2005 is expected to be $6.5 million to $6.7 million and the net loss for the year to be $23.0 million to $24.0 million, or $0.89 to $0.91 per share.

Conceptus also announces that it has recently filed an additional PMA supplement with the FDA seeking early termination of the Essure post approval study, based upon the positive, statistically significant interim data.  As a condition to FDA approval to market Essure, the Company was required to perform this post-approval study to determine the placement rate in a large number of newly trained physicians.  Although the Company does not know whether the FDA will approve this supplement, one of the claims the Company is asking to include in its labeling is an updated successful bilateral placement rate greater than 90%, which is a significant increase from the 86% rate derived from the prior clinical study data.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern Time today to discuss the results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 7:30 p.m. Eastern Time April 26, 2005 through 11:59 p.m. Eastern Time on April 28, 2005 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 5562391.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia.  A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  Essure is 99.8% effective at three years of follow-up.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide.  The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for more than 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  The guidance regarding anticipated net sales and net loss for the second quarter and full year of 2005, approval by the FDA of our PMA supplements, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements.  Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(unaudited, In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004

Net sales	$3,871	$2,381
Cost of goods sold	1,727	2,120
Gross profit	2,144	261

Operating expenses:
Research and development	966	1,299
Selling, general and administrative	7,737	6,124
Total operating expenses	8,703	7,423
Operating loss	(6,559)	(7,162)
Interest and other income, net	190	34
Net loss	$(6,369)	$(7,128)

Basic and diluted net loss per share	$(0.25)	$(0.31)

Weighted-average shares used in computing basic and diluted net loss per share	25,687	23,099

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(unaudited, In thousands)

	March 31,	December 31,
	2005	2004

Cash, cash equivalents, short-term investments and restricted cash	$24,320	$32,271
Accounts receivable, net	2,102	2,067
Inventories, net	2,950	2,022
Other current assets	1,410	937
Total current assets	30,782	37,297
Property and equipment, net	1,355	1,322
Intangible assets, net	1,700	1,750
Other assets	1,752	1,808
Total assets	$35,589	$42,177

Total liabilities	4,612	5,183
Common stock and additional paid in capital	220,675	220,323
Accumulated deficit	(189,698)	(183,329)
Total stockholders’ equity	30,977	36,994

Total liabilities and stockholders’ equity	$35,589	$42,177